Exhibit 23.21

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 26, 2014 (September 17, 2014 as to Note 1), relating to the consolidated financial statements and consolidated financial statement schedule of Community Health Systems, Inc. and subsidiaries (“the Company”), appearing in the Current Report on Form 8-K dated September 17, 2014. Additionally, we consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 26, 2014 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Community Health Systems, Inc. and subsidiaries for the year ended December 31, 2013 and to the reference to us under the headings “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Nashville, TN

September 17, 2014